Exhibit 16




                                                               December 11, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:      RASCALS INTERNATIONAL, INC.
         File Ref No. 033145


We were previously the principal accountant for Rascals International, Inc. and, under the date of March 17, 2000, we reported on the consolidated financial statements of Rascals International, Inc. and subsidiaries as of and for the year ended December 31, 1999. In June of 2001 our appointment as principal accountant was terminated. We have read Rascals International, Inc statements included under Item 3 of its Amendment No 2 to Form 10-SB dated December 11, 2001 and we agree with such statements.



                                                              Very truly yours,
                                                              Moore Stephens, PC